Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-62844 and No. 333-171133) on Form S-8 of Elecsys Corporation of our report dated July 14, 2014, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of Elecsys Corporation for the year ended April 30, 2014.

Kansas City, Missouri
July 14, 2014